Exhibit 4.3

$40,000,000

REVOLVING CREDIT AGREEMENT

dated as of

April 29, 2011,

among

COMMUNITY CHOICE FINANCIAL INC.,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC

as Sole Bookrunner and Sole Lead Arranger

ARTICLE I

Definitions

SCHEDULES

Schedule 1.01(a)	–	Existing Letters of Credit
Schedule 1.01(b)	–	Subsidiary Guarantors
Schedule 2.01	–	Lenders and Commitments
Schedule 3.08(a)	–	Subsidiaries
Schedule 3.08(b)	–	Unrestricted Subsidiaries
Schedule 3.09	–	Litigation
Schedule 3.17	–	Environmental Matters
Schedule 3.18	–	Insurance
Schedule 3.19(a)	–	UCC Filing Offices
Schedule 3.20(a)	–	Owned Real Property
Schedule 3.20(b)	–	Leased Real Property
Schedule 4.02(a)	–	Local Counsel
Schedule 5.12	–	Post-Closing Obligations
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens

EXHIBITS

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Guarantee Agreement
Exhibit D	–	Form of Collateral Agreement
Exhibit E-1	–	Form of Opinion of Jones Day
Exhibit E-2	–	Form of Local Counsel Opinion
Exhibit F	–	Form of Junior Lien Intercreditor Agreement

REVOLVING CREDIT AGREEMENT dated as of April 29, 2011 (this “Agreement”), among COMMUNITY CHOICE FINANCIAL INC., an Ohio corporation (the “Borrower”), the Lenders (as defined in Article I), and CREDIT SUISSE AG, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $40,000,000.  The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $10,000,000, and the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $5,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and the Restricted Subsidiaries.  The proceeds of the Loans are to be used solely (i) in an amount not to exceed $10,000,000, to consummate the Refinancing and (ii) otherwise, for general corporate purposes of the Borrower and the Subsidiaries.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of all of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the introductory statement hereto.

“Alabama Capital Expenditures” shall mean, for any period, the cash capital expenditures of the Alabama Subsidiary determined in accordance with GAAP, but excluding any such expenditure (a) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (b) constituting reinvestment by the Alabama Subsidiary during such period of the Net Proceeds of any Asset Sale consummated by the Alabama Subsidiary, (c) made by the Alabama Subsidiary to effect leasehold improvements to any property leased by the Alabama Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord and (d) expenditures that are accounted for as capital expenditures by the Alabama Subsidiary and that actually are paid for (including by means of the issuance of Equity Interests by the Alabama Subsidiary) by a Person other than the Alabama Subsidiary and for which the Alabama Subsidiary has not provided and is not required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period).

“Alabama Excess Cash Flow” shall mean, for any period, (a) earnings before depreciation and amortization expenses of the Alabama Subsidiary for such period (excluding for this purpose all inter-company transactions), (b) less Alabama Capital

Expenditures for such period, (c) less any increase in Alabama Net Working Capital for such period or plus any decrease in Alabama Net Working Capital for such period.

“Alabama Intercreditor Agreement” shall mean the Intercreditor Agreement to be entered into as of the Closing Date among Republic Bank, the Collateral Agent and the Alabama Subsidiary.

“Alabama Net Working Capital” shall mean, at any date, (a) the consolidated current assets of the Alabama Subsidiary as of such date (excluding cash and Cash Equivalents) minus (b) the consolidated current liabilities of the Alabama Subsidiary as of such date (excluding current liabilities in respect of Indebtedness).  Alabama Net Working Capital at any date may be a positive or negative number.  Alabama Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Alabama Revolving Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of July 31, 2009, by and between the Alabama Subsidiary and Republic Bank, as the same has been amended as of December 31, 2009 and as amended and restated of the Closing Date, and as the same may be further amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Alabama Subsidiary” shall mean Insight Capital, LLC.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate applicable for an Interest Period of one month commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, solely for purposes of the foregoing, the Adjusted LIBO Rate for any day shall be based on the rate set forth on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates) .  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations or offers in accordance with the terms of the respective definitions thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Commitment Percentage” shall mean with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Percentage” shall mean, for any day (a) with respect to any Eurodollar Loan, 5.00% per annum, and (b) with respect to any ABR Loan, 4.00% per annum.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Credit Suisse Securities (USA) LLC.

“Asset Sale” shall mean (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than non-voting Preferred Stock of Restricted Subsidiaries issued in compliance with Section 6.01), whether in a single transaction or a series of related transactions; in each case, other than: (i) any disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business; (ii) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 6.04; (iii) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.05; (iv) any disposition of assets by the Borrower or a Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15,000,000; (v) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary; (vi) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business; (vii) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (viii) foreclosures, condemnation or any similar action on assets or the granting of Liens, in each case, not prohibited by this Agreement (ix) any financing transaction with respect to property constructed or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations, within 12 months of such construction or acquisition and otherwise permitted by this Agreement; (x) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; (xi) the sale or discount of inventory, accounts or loans receivable or notes receivable in the ordinary course of business or the conversion of accounts or loans receivable to notes receivable; (xii) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis; (xiii) the unwinding of any Hedging Obligations; (xiv) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; (xv) the lapse or abandonment of intellectual property rights in the ordinary course of business, that, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole; and (xvi) the issuance of directors’ qualifying shares and shares issued to foreign nationals, in each case, as required by applicable law.

“Asset Sale Offer” shall have the meaning assigned to such term in the Senior Secured Notes Indenture.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.03), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction shall mean, as at the time of determination, the present value (discounted at the interest rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such interest rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the Senior Secured Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Bank Obligations” shall mean (a) the Loan Document Obligations and (b) the due and punctual payment and performance of all obligations of each Loan Party or an Affiliate of a Loan Party under each Hedging Agreement.

“Bank Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Bank, (d) each counterparty to any Hedging Agreement with a Loan Party or an Affiliate of a Loan Party, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the successors and permitted assigns of each of the foregoing.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrowing” shall mean (a) Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan or an ABR Loan based on the LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Stock” shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Collateralize” shall mean, to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank.  “Cash Collateral” and “Cash Collateralizing” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean

(i) United States dollars or Canadian dollars;

(ii) (A) euro, pounds sterling or any national currency of any participating member state of the EMU; or (B) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by such Restricted Subsidiary from time to time in the ordinary course of business;

(iii) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(iv) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank (any such instrument, a “Qualifying Bank Instrument”); provided that, with respect to any Qualifying Bank Instrument held by (x) the Borrower or any Domestic Subsidiary, the applicable commercial bank is a U.S. commercial bank having capital and surplus of not less than $500,000,000 and (y) any Foreign Subsidiary, the applicable commercial bank is a U.S. commercial bank having capital and surplus of not less than $500,000,000 or a non-U.S. commercial bank having capital and surplus of not less than $100,000,000 (or the U.S. dollar equivalent thereof as of the date of determination);

(v) repurchase obligations for underlying securities of the types described in clause (iii) or (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above;

(vi) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof;

(vii) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of acquisition thereof;

(viii) investment funds investing 95% of their assets in securities of the types described in clauses (i) through (vii) above and (ix) through (xi) below; provided that Qualifying Bank Instruments with any non-U.S. commercial bank and any securities described under clause (xi) below, in each case, shall only be counted towards such 95% requirement to the extent that the holder of such investment fund is a Foreign Subsidiary;

(ix) Indebtedness or Preferred Stock issued by Persons (other than the Borrower or any Affiliate of the Borrower) with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition;

(x) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(xi) in the case of any Foreign Subsidiary, readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s and S&P (or, if at any time either Moody’s or S&P shall not be rating such obligations, an equivalent rating from another Rating Agency) maturing within 12 months of the date of acquisition thereof.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (i) or (ii) above, provided that such amounts are converted into any currency described in either clause (i) or (ii) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, regulations or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, regulations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

A “Change of Control” shall mean the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than the Permitted Holders; or (ii) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Borrower or any Parent Entity.

“Closing Date” shall mean April 29, 2011.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the assets and properties subject to the Liens created by the Security Documents.

“Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent under the Security Documents, and any successor thereto.

“Collateral Agreement” shall mean the Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Senior Secured Notes Trustee and the Collateral Agent, creating security interests in the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder (and to acquire participations in Letters of Credit and Swingline Loans as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.03.  Unless the context clearly indicates otherwise, the term “Commitments” shall include the Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, of such Person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, , with respect to any Person for any period, without duplication, the sum of:

(i) consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Net Income (including (a) accrual of original issue discount that resulted from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) accretion or accrual of discounts with respect to liabilities not constituting Indebtedness, (w) any expense resulting from the discounting of

Indebtedness in connection with the application of recapitalization or purchase accounting, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees); plus

(ii) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; less

(iii) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(i) any after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (including all fees and expenses relating to any such gains, losses or charges) or expenses (including any fees or expenses paid in connection with the Transactions), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(ii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(iii) any after-tax effect of income (loss) from discontinued operations and any net after-tax gains or losses on disposal of abandoned or discontinued operations shall be excluded,

(iv) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business shall be excluded,

(v) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vi) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of Section 6.05, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless all such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vii) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(ix) any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), in each case, pursuant to GAAP (excluding any non-cash item to the extent it represents an accrual or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded,

(x) any (A) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, (B) income (loss) attributable to deferred compensation plans or trusts and (C) compensation expense recorded in connection with the payment of the Special Options Distribution, in each case, shall be excluded,

(xi) any expense relating to management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent such fees and expenses are permitted to be paid under Section 6.06 and to the extent deducted in computing Net Income shall be excluded,

(xii) any net gain or loss resulting in such period from currency transaction or translation gains or losses related to currency remeasurements

(including any net loss or gain resulting from hedge agreements for currency exchange risk) shall be excluded, and

(xiii) any amortization of deferred financing fees or financial advisory costs incurred on or prior to the Closing Date, or in connection with the Transactions, shall be excluded.

Notwithstanding the foregoing, for the purposes Section 6.05 only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, any repayments of loans and advances that constitute Restricted Investments by the Borrower or any of the Restricted Subsidiaries or any sale of the stock of an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.05 pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Secured Debt Ratio” as of any date of determination shall mean the ratio of (1) Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the Borrower’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to (a) the sum of (i) the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (for the avoidance of doubt, excluding any (A) Hedging Obligations and (B) performance bonds or any similar instruments) and (ii) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less (b) any Excess Cash.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the Borrower.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Account” shall mean each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent and the Issuing Bank.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline and letter of credit facilities provided for by this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of one or more conditions precedent to funding set forth in Article IV (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) not having been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on a condition precedent to funding set forth in Article IV (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) which cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” shall mean Preferred Stock of the Borrower or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an certificate executed by a Financial Officer of the Borrower or the applicable Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of Section 6.05.

“Designated Priority Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than solely as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the Maturity Date and the date the Commitments are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(i) increased (without duplication) by:

(A) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted in computing Net Income and not added back in computing Consolidated Net Income; plus

(B) Fixed Charges of such Person for such period, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i)(w) through (i)(y) thereof, to the extent the same were deducted in computing Net Income and not added back in calculating Consolidated Net Income; plus

(C) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted in computing Net Income and not added back in computing Consolidated Net Income; plus

(D) the aggregate amount of fees, expenses or charges related to any acquisition, Investment, disposition, issuance, repayment or refinancing of Indebtedness (including, for the avoidance of doubt, the Transactions) or amendment or modification of any debt instrument or issuance of Equity Interests (in each case, to the extent such transaction is permitted by this Agreement and including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any bonus payments made as a result of the successful consummation of the Transactions (to the extent the aggregate amount of such bonus payments does not exceed the amount of such bonus payments described in the Senior Secured Notes Offering Circular), in each case, deducted in computing Net Income and not added back in computing Consolidated Net Income; plus

(E) the amount of (x) any restructuring charge or reserve or non-recurring integration costs deducted in computing Net Income and not added back in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and (y) any costs or expenses relating to the closure and/or consolidation of facilities, including store closings; plus

(F) any other non-cash charges, including any write offs or write downs, deducted in computing Net Income and not added back in computing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed, and excluding amortization of any prepaid cash item that was paid in a prior period); plus

(G) the amount of any non-controlling interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary of the Borrower deducted in computing net income and not added back in computing Consolidated Net Income, excluding cash distributions made or declared in respect of any such minority equity interests of third parties; plus

(H) the amount of net cost savings resulting from specified actions that have been taken, which net cost savings are projected by the Borrower in good faith to be realized within 12 months following the date of determination (calculated on a pro forma basis as though such net cost savings had been realized on the first day of such period), with such amount of net cost savings being reduced by the amount of net cost savings actually realized during such period from any such specified actions that have already been taken; provided that (w) such projected net cost savings shall be set forth in an Officer’s Certificate delivered to the Administrative Agent that certifies that such projected net cost savings meet the criteria of this clause (h), (x) such net cost savings are reasonably identifiable and factually supportable, (y) no net cost savings shall be added pursuant to this clause (h) to the extent they are duplicative of any expenses or charges relating to such net cost savings that are added pursuant to clause (e) above and (z) the aggregate amount of net cost savings added pursuant to this clause (h) shall not exceed 10.0% of

EBITDA (calculated absent any such net cost savings) for any four consecutive fiscal quarter period; provided further that the additions made pursuant to this clause (h) may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”; plus

(I) any costs or expense incurred by such Person or a Restricted Subsidiary of such Person pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock and Designated Preferred Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph of Section 6.05; plus

(J) the amount of expenses relating to payments made to option holders of the Borrower or any Parent Entity in connection with, or as a result of, any distribution being made to shareholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, but only to the extent such distributions to shareholders are permitted under this Agreement; plus

(K) proceeds from business interruption insurance (to the extent such proceeds are not reflected as revenue or income in computing Consolidated Net Income and only to the extent the losses or other reduction of net income to which such proceeds are attributable are not otherwise added back in computing Consolidated Net Income or EBITDA); plus

(L) any net loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(ii) decreased by (without duplication) (A) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; provided that, to the extent non-cash gains are deducted pursuant to this clause (A) for any previous period and not otherwise added back to EBITDA, EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein and (B) any net gains resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 9.03(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.03(b)(iii)).

“EMU” shall mean the economic and monetary union as contemplated by the Treaty on European Union.

“Engagement Letter” shall mean the Engagement Letter dated as of April 6, 2011, among Checksmart Financial Company, Checksmart Financial Holdings Corp. and the Arranger.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders) and agreements, in each case relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages, trust fund reimbursements and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release of any Hazardous Materials.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-

risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“euro” shall mean the single currency of participating member states of the EMU.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash” shall mean, as at any date of determination, an amount equal to (a) the cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of such date (but excluding any cash or Cash Equivalents that are (or would be) the proceeds of Secured Indebtedness for which the amount of “Excess Cash” is being calculated), less (b) the sum of the aggregate amount of Store Cash and Excluded Cash of the Borrower and the Restricted Subsidiaries as of such date; provided that, the calculation of each such amount as of any relevant date of determination shall be set forth in an Officer’s Certificate delivered to the Administrative Agent in which the relevant Officer shall also certify that the Borrower and the Subsidiary Guarantors are in compliance with the requirements set forth in the Collateral Agreement regarding cash, including that the Borrower and the Subsidiary Guarantors have taken and are taking commercially reasonable efforts to cause the Collateral Agent (or, in the case of cash and Cash Equivalents of the Alabama Subsidiary, the Collateral Agent’s bailee pursuant to the Alabama Intercreditor Agreement) to have “control” (as defined in the Uniform Commercial Code) over at least 90% of the cash and Cash Equivalents of the Borrower and the Subsidiaries (other than Excluded Cash and Store Cash of the Borrower and the Subsidiaries).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Cash” shall have the meaning set forth in the Collateral Agreement.

“Excluded Contribution” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to a certificate executed by a principal Financial Officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of Section 6.05.

“Excluded Taxes” shall mean, with respect to any payment made hereunder by or on account of any obligation of the Borrower or any other Loan Party to the Administrative Agent, any Lender, the Issuing Bank or any other recipient, (a) income or franchise Taxes imposed on (or measured by) its net income (however denominated) by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding Taxes attributable to such recipient’s failure to comply with documentation requirements of Section 2.19(e), and (d) except in the case of an assignee pursuant to a request by the Borrower under Section 2.20(a)), any withholding Tax (including withholding Tax imposed under FATCA) that is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.19(a).

“Existing Credit Agreements” shall mean each of (a) the Credit Agreement among CheckSmart Financial Company, Checksmart Financial Holdings Corp., RBS Securities Corporation and Bear Stearns Corporate Lending Inc., dated as of May 1, 2006, (b) the First Lien Credit Agreement among California Check Cashing Stores, LLC, CCCS Holdings, LLC, UBS Securities LLC, UBS AG, Stamford Branch and Union Bank of California, N.A., dated September 29, 2006, and (c) the Second Lien Credit Agreement among California Check Cashing Stores, LLC, CCCS Holdings, LLC, UBS Securities LLC, UBS AG, Stamford Branch and Union Bank of California, N.A., dated September 29, 2006, in the case of each of the foregoing, as the same has been amended, restated, amended and restated, supplemented and otherwise modified prior to the Closing Date.

“Existing Letter of Credit” shall mean each Letter of Credit previously issued for the account of the Borrower or a Subsidiary that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.01(a).

“fair market value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Priority” shall mean, as to any Indebtedness or other Obligations secured by a Lien, relative to the Secured Obligations, having equal, first-lien priority on the Collateral and the representative for the holders of which has become a party to the Collateral Agreement.

“Fixed Charge Coverage Ratio” shall mean with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than any Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid during the applicable period (with a corresponding reduction in commitments) and not replaced prior to the end of such period) or issues, redeems or repurchases Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance, redemption or repurchase of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Borrower or any of the Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.  If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Borrower or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and shall be made in accordance with Article 11 of Regulation S-X.  In addition to pro forma adjustments made in accordance with Article 11 of Regulation S-X, pro forma calculations may also include net operating expense reductions for such period resulting from any Asset Sale or other disposition or acquisition, Investment, merger, amalgamation, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) are reasonably expected to be realizable within twelve months of the date of such transaction; provided that (w) any pro forma adjustments made pursuant to this sentence shall be set forth in an Officer’s Certificate delivered to the Administrative Agent that certifies that such net operating expense reductions meet the criteria set forth in this paragraph, (x) such net operating expense reductions are reasonably identifiable and factually supportable, (y) no net operating expense reductions shall be given pro forma effect to the extent duplicative of any expenses or charges that are added back pursuant to the definition of EBITDA and (z) net operating expense reductions given pro forma effect shall not include any operating expense reductions related to the combination of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary or combined with the operations of the Borrower or any Restricted Subsidiary.  Such pro forma adjustments may be incremental to (but not duplicative of) additions made to EBITDA pursuant to clause (H) of the definition thereof.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility being given pro forma effect to shall be computed based upon the average daily balance of such Indebtedness during the applicable period (but excluding any such Indebtedness that has been permanently repaid during the applicable period (with a corresponding reduction in commitments) and not replaced prior to the end of such period).  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Fixed Charges” shall mean, with respect to any Person for any period, without duplication, the sum of:

(i) Consolidated Interest Expense of such Person for such period;

(ii) all cash dividends or other distributions (excluding items eliminated in consolidation) (i) on any series of Preferred Stock and (ii) to finance dividends or distributions paid on any series of Designated Preferred Stock of any Parent Entity, in each case, paid during such period; and

(iii) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Commitment Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, that are in effect on the Closing Date, it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named herein shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.  At any time after the Closing Date, the Borrower may elect, for all purposes hereof, to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS as in effect on the date of such election; provided that (i) any such election, once made, shall be irrevocable (and shall only be made once), (ii) all financial statements and reports required to be provided after such election shall be prepared on the basis of IFRS, (iii) from and after such election, all ratios, computations and other determinations based on GAAP shall be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Closing Date, (iv) such election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to Section 6.05 or any incurrence of Indebtedness incurred prior to the date of such election pursuant to Section 6.01 (or any other action conditioned on the Borrower and the Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, incurrence or other action was valid hereunder on the date made, incurred or taken, as the case may be, (v) all accounting terms and references herein to accounting standards shall be deemed to be references to the most comparable terms or standards under IFRS and (vi)  in no event, regardless of the principles of IFRS in effect on the date of such election, shall any liabilities attributable to an operating lease be treated as Indebtedness nor shall any expenses attributable to payments made under an operating lease be treated, in whole or in part, as interest expense; provided that such payments under an operating lease shall be treated as an operating expense in computing Consolidated Net Income.  The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent and the Lenders promptly after having made such election (and in any event, within 15 days thereof).  For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Granting Lender” shall have the meaning assigned to such term in Section 9.03(h).

“guarantee” of or by any Person shall mean a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” shall mean the guarantee by any Subsidiary Guarantor of the Borrower’s Bank Obligations.

“Guarantee Agreement” shall mean the Guarantee Agreement, substantially in the form of Exhibit C, among the Borrower, the Subsidiaries party thereto and the Administrative Agent.

“Hazardous Materials” shall mean (a) any petroleum products, byproducts additives or fractions and all other hydrocarbons, coal ash, radon gas, asbestos or asbestos-containing material, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any agreement governing Hedging Obligation of a Loan Party or an Affiliate of a Loan Party that (i) is in effect on the Closing Date with a counterparty that is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent at the time such Hedging Agreement is entered into.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Indebtedness” shall mean, with respect to any Person, without duplication:

(i) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(A) in respect of borrowed money;

(B) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(C) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(D) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness in any of clauses (A) through (D) (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that, Indebtedness of any Parent Entity that is non-recourse to the Borrower and all of its Restricted Subsidiaries but that appears on the consolidated balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded;

(ii) all Attributable Debt in respect of Sale and Lease-Back Transactions entered into by such Person;

(iii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(iv) to the extent not otherwise included, the obligations of the type referred to in clause (i) or (ii) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.  For the avoidance of doubt, in no event shall any liabilities attributable to an operating lease be treated as Indebtedness, so long as the associated payments under such operating lease are accounted for as an operating expense in computing Consolidated Net Income.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is not an Affiliate of the Borrower.

“Initial Unrestricted Subsidiary” shall mean Latin Card Strategy, LLC, a Delaware limited liability company.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and

December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall mean, with respect to any Person, all investments, direct or indirect, by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts or loans receivable, trade credit, advances to customers, and commission, travel and similar advances to officers and employees, in each case made or arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 6.05, (i) Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (1) the Borrower’s Investment in such Subsidiary at the time of such redesignation, less (2) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case, as determined in good faith by the board of directors of the Borrower.  If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Borrower (or the applicable Restricted Subsidiary) will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Borrower’s (and the Restricted Subsidiaries’) Investments in such Subsidiary that were not sold or disposed of.  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, return of capital or repayment received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Investor Management Agreement” shall mean the Advisory Services and Monitoring Agreement, dated April 29, 2011, among the Borrower, CheckSmart Financial Company, California Check Cashing Stores, LLC, the Sponsor and GGC Administration, LLC.

“Investors” shall mean the Sponsor and Golden Gate Private Equity, Inc. and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by Golden Gate Private Equity, Inc., but not including, however, any portfolio companies of any of the foregoing.

“Issuing Bank” shall mean (a) Credit Suisse AG, in its capacity as issuer of Letters of Credit hereunder, (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit or (c) such other Lender as the Borrower may from time to time select as an Issuing Bank hereunder pursuant to Section 2.21; provided that such Lender has agreed to be an Issuing Bank. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Junior Lien Indebtedness” shall mean any Indebtedness incurred by the Borrower or any Subsidiary Guarantor that is secured by Liens on the Collateral having Junior Lien Priority relative to the Liens securing the Secured Obligations.

“Junior Lien Intercreditor Agreement” shall mean a junior lien intercreditor agreement among the Collateral Agent and the representative of the holders of the Junior Lien Indebtedness, in substantially the form attached hereto as Exhibit F.

“Junior Lien Priority” shall mean, relative to specified Indebtedness or other Obligations secured by a Lien, having a junior Lien priority on specified Collateral and subject to a Junior Lien Intercreditor Agreement and, if the Alabama Revolving Credit Agreement remains outstanding, the Alabama Intercreditor Agreement.

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.21.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall equal its Applicable Commitment Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.21 and any Existing Letter of Credit.

“Leverage Ratio” shall mean, on any date, the ratio of Consolidated Total Indebtedness on such date to EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.  In any period of four consecutive fiscal quarters in which an acquisition or asset sale permitted under Section 6.04 occurs, the Leverage Ratio shall be determined with respect to such period on a pro forma basis after giving effect to all of the adjustments contemplated by the final paragraph of the definition of “Fixed Charge Coverage Ratio”.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Document Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower to any of the Bank Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the other Loan Documents.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Party” shall mean each of the Borrower and each Subsidiary Guarantor.

“Loans” shall mean (a) the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01 and (b) the Swingline Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Obligations, of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Obligation were terminated at such time.

“Maturity Date” shall mean April 29, 2015.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of April 13, 2011, by and among CheckSmart Financial Holdings Corp., the Borrower, CCFI Merger Sub I Inc., CCFI Merger Sub II Inc., CCCS Topco, LLC, California Check Cashing Stores, Inc., California Check Cashing Stores II, Inc., California Check Cashing Stores IV, Inc., CCCS Corporate Holdings, Inc. and CCCS Holdings, LLC, as amended by the First Amendment to Agreement and Plan of Merger, dated as of April 28, 2011, by and among such parties.

“Minimum Collateral Amount” shall mean, at any time, Cash Collateral consisting of cash or deposit account balances in an amount equal to 103% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” shall mean with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” shall mean the aggregate cash proceeds received by the Borrower or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of:

(i) the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(ii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness that is (i) secured by a Lien on the property or assets that are the subject of such Asset Sale, that is, and is permitted to be, senior to the Lien securing the Bank Obligations or (ii) secured by a Lien on such property or assets and such property or assets do not constitute Collateral, which Indebtedness, in either case, is required (other than required by Section 6.03) to be paid as a result of such transaction; and

(iii) any deduction of appropriate amounts to be provided by the Borrower or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New York UCC” shall mean the UCC as from time to time in effect in the State of New York.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.07 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” shall mean any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” shall mean the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Borrower or of any other Person, as the case may be.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by an Officer of the Borrower or on behalf of any other Person, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower or of such other Person that meets the requirements set forth in this Agreement.

“Other First Lien Obligations” shall mean any Indebtedness or other Obligations (other than the Designated Priority Obligations (as defined in the Collateral Agreement) and the Notes Obligations (as defined in the Collateral Agreement)) having First Lien Priority with respect to the Collateral and that are not secured by any other assets and, in the case of Indebtedness for borrowed money, has a stated maturity that is equal to or later than the stated maturity of the Senior Secured Notes; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Collateral Agreement and, if the Alabama Revolving Credit Agreement remains outstanding, the Alabama Intercreditor Agreement.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Entity” shall mean any Person that is a direct or indirect parent of the Borrower.

“Participant” shall have the meaning assigned to such term in clause (d) of Section 9.03.

“Participant Register” shall have the meaning assigned to such term in clause (d) of Section 9.03.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Collateral Agreement.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of the Restricted Subsidiaries, on the one hand, and another Person, on the other hand; provided that any cash or Cash Equivalents received must be applied in accordance Section 6.03.

“Permitted Holders” shall mean (i) the Sponsor, (ii) members of management of the Borrower or any Parent Entity who are holders of Equity Interests of the Borrower (or any Parent Entity) on the Closing Date, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Persons described in foregoing clause (i) or (ii) are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any Parent Entity or (iv) any Permitted Parent.

“Permitted Investments” shall mean:

(i) any Investment in the Borrower or any of the Restricted Subsidiaries;

(ii) any Investment in cash or Cash Equivalents;

(iii) any Investment by the Borrower or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(A) such Person becomes a Restricted Subsidiary; or

(B) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted

Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(iv) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 6.03 or any other disposition of assets not constituting an Asset Sale;

(v) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date to the extent described in the Senior Secured Notes Offering Circular, or an Investment consisting of any extension, modification or renewal of any such Investment existing on the Closing Date or binding commitment in effect on the Closing Date to the extent described in the Senior Secured Notes Offering Circular; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(vi) any Investment acquired by the Borrower or any of the Restricted Subsidiaries:

(A) in exchange for any other Investment or accounts or loans receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts or loans receivable;

(B) in satisfaction of judgments against other Persons; or

(C) as a result of a foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vii) Hedging Obligations permitted under Section 6.01(b)(xi);

(viii) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed the greater of $25,000,000 and 5.5% of Total Assets;

(ix) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower or any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph of Section 6.05;

(x) guarantees of Indebtedness permitted under Section 6.01;

(xi) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.06(b) (except transactions described in clause (ii), (vi), (viii), (x) or (xv) of Section 6.06(b));

(xii) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xiii) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding, not to exceed the greater of $20,000,000 and 4.0% of Total Assets;

(xiv) advances to, or guarantees of Indebtedness of, employees not in excess of $5,000,000 outstanding at any one time, in the aggregate;

(xv) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices;

(xvi) advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any of the Restricted Subsidiaries;

(xvii) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(xviii) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices; and

(xix) Investments in Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (xix) that are at the time outstanding, not to exceed $10,000,000.

“Permitted Liens” shall mean, with respect to any Person:

(i) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(ii) Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, contractors’, supplier of materials, architects’, and other like Liens, in each case for sums not yet overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, in each case, so long as adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(iii) Liens for taxes, assessments or other governmental charges that are not yet overdue for a period of more than 30 days or not yet payable or that are being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(iv) Liens in favor of the issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances and completion guarantees, in each case issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, drains, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building code or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;

(vi) Liens securing Indebtedness permitted at the time of incurrence to be incurred pursuant to Section 6.01(b)(v), (xiii)(B), (xv) or (xix); provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to such clause (v) extend only to the assets purchased with the proceeds of such Indebtedness and the proceeds and products thereof, (B) Liens securing Indebtedness permitted to be incurred pursuant to such clause (xv) only secure

Indebtedness of, and extend only to the assets of, Foreign Subsidiaries and (C) Liens securing Indebtedness permitted to be incurred pursuant to such clause (xix) extend only to the assets of Foreign Subsidiaries; provided further that to the extent any Liens cover the Collateral, this clause (vi) shall be available to permit such Liens only to the extent that such Liens secure Other First Lien Obligations;

(vii) Liens existing on the Closing Date and set forth on Schedule 6.02 or pursuant to agreements in existence on the Closing Date (other than the Liens created by the Security Documents and the Republic Liens);

(viii) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary that, in each case, secure an Obligation existing at the time such Person becomes a Subsidiary; provided that (x) such Liens and Obligations are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary and (y) such Liens may not extend to any other property owned by the Borrower or any of the Restricted Subsidiaries (other than (a) after-acquired property that is affixed to or incorporated into the property covered by such Lien securing such Obligation, (b) any other after-acquired property subject to such Lien securing such Obligation; provided that, in the case of clauses (a) and (b), the terms of such Obligation require or include a pledge of such after-acquired property (it being understood that such requirement shall not apply or be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the proceeds and products thereof);

(ix) Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any of the Restricted Subsidiaries;

(x) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Subsidiary Guarantor permitted to be incurred in accordance Section 6.01;

(xi) Liens securing Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes); provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Agreement;

(xii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiii) leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(xiv) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(xv) Liens in favor of the Borrower or any Subsidiary Guarantor;

(xvi) Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(xvii) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (vi), (vii), (viii) or (ix) or clauses (xxvi) or (xxxviii) below; provided that (A) in the case of any Lien referred to in the foregoing clause (vi), this clause (xvii) shall only apply to modifications, refinancings, refundings, extensions, renewals or replacements of Indebtedness of Foreign Subsidiaries initially incurred under Section 6.01(b)(xv) that are secured by assets of such Foreign Subsidiaries, (B) any such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including (I) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (II) any other after-acquired property subject to such Lien; provided that, in the case of clauses (I) and (II), the terms of such Indebtedness require or include a pledge of such after acquired property (it being understood that such requirement shall not apply or be permitted to apply to any property to which such requirement would not have applied but for such modification, refinancing, refunding, extension, renewal or replacement) and (III) the proceeds and products thereof) and (C) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (vi), (vii), (viii), (ix), (xxvi) or (xxxviii) of this definition, in each case, at the time the original Lien became a Permitted Lien under this Agreement and (y) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(xviii) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(xix) Liens securing any other Obligations (which Obligations may be Other First Lien Obligations) that do not exceed $25,000,000 at any one time outstanding;

(xx) Liens securing judgments for the payment of money not constituting an Event of Default under clause (b) or (c) of Article VII so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xxi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (B) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and (C) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(xxiii) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxiv) Liens that are contractual rights of set-off or rights of pledge (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xxv) Liens securing Indebtedness incurred under Section 6.01(b)(iii); provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Collateral Agreement and, if the Alabama Revolving Credit Agreement remains outstanding, the Alabama Intercreditor Agreement;

(xxvi) Liens securing the Bank Obligations;

(xxvii) Liens securing Hedging Agreements;

(xxviii) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xxix) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to a transaction permitted under this Agreement;

(xxx) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xxxi) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxii) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located that do not in the aggregate materially impair their use in the operation of the business of the Borrower and the Restricted Subsidiaries;

(xxxiii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xxxiv) the reservations, limitations, provisos and conditions expressed in any original grants of real or immoveable property that do not materially impair the use of the affected land for the purpose used or intended to be used;

(xxxv) any Lien resulting from the deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the ordinary course of business or deposits of cash or securities in order to secure appeal bonds or bonds required in respect of judicial proceedings;

(xxxvi) any Lien in favor of a lessor or licensor for rent to become due or for other obligations or acts, the payment or performance of which is required under any lease as a condition to the continuance of such lease;

(xxxvii) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral;

(xxxviii) Liens securing any Other First Lien Obligations incurred pursuant to the first paragraph of Section 6.01, provided, however, that, at the time of incurrence of such Other First Lien Obligations under this clause (xxxviii) and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.00;

(xxxix) the Republic Liens;

(xl) Liens on the assets of Subsidiaries that are not Subsidiary Guarantors securing Indebtedness of such Subsidiaries that was permitted by this Agreement to be incurred;

(xli) all rights of expropriation, access or use or other similar rights conferred by or reserved by any Federal, state or municipal authority or agency;

(xlii) any agreements with any Governmental Authority or utility that do not, in the aggregate, adversely affect in any material respect the use or value of real property and improvements thereon in the good faith judgment of the Borrower;

(xliii) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment, and (ii) incurred in connection with an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.03, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien; and

(xliv) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts or loans receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business.

For purposes of determining compliance with this definition, (A) Liens need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Borrower may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” shall mean any Parent Entity formed by the Sponsor that is not formed in connection with, or in contemplation of, a transaction that, assuming such Parent Entity was not a Parent Entity, would constitute a Change of Control.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA

Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City (it being understood that the Prime Rate may not be the lowest rate of interest charged by Credit Suisse AG in connection with extensions of credit to debtors).

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower’s board of directors in good faith.

“Refinancing” shall have the meaning assigned to such term in the definition of “Transactions”.

“Register” shall have the meaning assigned to such term in Section 9.03(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, upon or underneath any building, structure, facility or fixture.

“Republic Bank” shall mean Republic Bank of Chicago, in its capacity as the lender to the Alabama Subsidiary under the Alabama Revolving Credit Agreement.

“Republic Liens” shall mean Liens on the Shared Alabama Collateral securing the Republic Obligations.

“Republic Obligations” shall mean any and all Obligations of the Alabama Subsidiary pursuant to the Alabama Revolving Credit Agreement the Indebtedness in respect of which is incurred under Section 6.01(b)(ii).

“Required Lenders” shall mean, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted DRE” shall mean any Subsidiary that (a) is disregarded as an entity separate from its sole owner under Treasury Regulation Section 301.7701-2(c)(2) or -3(b) and (b) with respect to which substantially all of its assets consist of Equity Interests in (i) Foreign Subsidiaries or (ii) other Restricted DREs.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.05.

“Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Credit Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s L/C Exposure and Swingline Exposure at such time.

“Revolving Credit Facility Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by the Borrower or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Secured Indebtedness” shall mean any Indebtedness of the Borrower or any of the Restricted Subsidiaries secured by a Lien.

“Secured Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Collateral Agreement.

“Security Documents” shall mean the Guarantee Agreement, the Collateral Agreement, the Alabama Intercreditor Agreement, the Junior Lien Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Senior Secured Notes” shall mean the Borrower’s 10.75% senior secured notes due 2019 issued pursuant to the Senior Secured Notes Indenture on the Closing Date in an aggregate principal amount of $395,000,000, and the Indebtedness represented thereby.

“Senior Secured Notes Documents” shall mean the Senior Secured Notes, the Senior Secured Notes Indenture, the Security Documents and all other documents executed and delivered with respect to the Senior Secured Notes or the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” shall mean the Indenture for the Senior Secured Notes dated as of April 29, 2011, as the same may be amended, restated, supplemented, substituted, replaced, refinanced or otherwise modified from time to time.

“Senior Secured Notes Offering Circular” shall mean the final offering circular dated April 20, 2011, in connection with the offering of the Senior Secured Notes.

“Senior Secured Notes Trustee” shall mean U.S. Bank National Association, N.A. and its successors and assigns acting as trustee under the Senior Secured Notes Indenture.

“Shared Alabama Collateral” shall mean that portion of the Collateral that is owned by the Alabama Subsidiary and pledged to secure the Republic Obligations.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

“SPC” shall have the meaning assigned to such term in Section 9.03(h).

“Special Dividend” shall mean a special dividend paid in respect of the Capital Stock of the Borrower in an aggregate amount that, when taken together with the Special

Options Distribution, not to exceed $125,000,000, which dividend shall be declared substantially concurrently with the consummation of the Transactions and which dividend and shall be paid within fifteen Business Days thereof.

“Special Options Distribution” shall mean a special distribution paid in respect of options to purchase Capital Stock of the Borrower in an aggregate amount of which shall not exceed the amount of such distributions described in the Senior Secured Notes Offering Circular, and which distribution shall be paid within fifteen Business Days of the declaration of the Special Dividend.

“Sponsor” shall mean Diamond Castle Holdings, LLC and any funds, partnerships or other investment vehicles managed or directly or indirectly controlled by the Sponsor, but not including, however, any portfolio companies of any of the foregoing.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store Cash” shall mean, as of any date, the product of $50,000 multiplied by the number of stores owned and operated by the Borrower and its Subsidiaries as of such date.

“Subordinated Indebtedness” shall mean, with respect to the Secured Obligations, (i) any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Secured Obligations, and (ii) any Indebtedness of any Subsidiary Guarantor that is by its terms subordinated in right of payment to the Guarantee of such entity.

“subsidiary” shall mean, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which

(i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.23 as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Lender at any time shall equal its Applicable Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Fifth Third Bank, in its capacity as lender of Swingline Loans hereunder, or such other Lender as the Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.23; provided that such Lender has agreed to be a Swingline Lender.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.23.

“Tax” and “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” shall mean, as of any date, the total consolidated assets of the Borrower and the Restricted Subsidiaries on a consolidated basis, as shown on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements are available; provided that, for purposes of calculating “Total Assets” for purposes of testing the covenants under this Agreement in connection with any transaction, the total consolidated assets of the Borrower and the Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination but without giving effect to the transaction being tested under this Agreement.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time. The initial Total Commitment is $40,000,000.

“Total Credit Exposure” shall mean, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the parties thereto of the Merger Agreement and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by the Borrower and the Subsidiaries party thereto of the Senior Secured Note Documents and the issuance of the Senior Secured Notes, (c) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (d) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreements (such repayment and termination, the “Refinancing”), (e) the payment by the Borrower of the Special Dividend and the Special Options Distribution and (f) the payment of related fees and expenses (including accounting, attorney and other professional fees).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, without duplication of amounts paid to the Administrative Agent under the Collateral Agreement, the aggregate amount, if any, (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to the Swingline Lender, the aggregate amount, if any, of participations in respect of any outstanding Swingline Loans that shall not have been funded by the Lenders in accordance with Section 2.23(e) and (c) with respect to the Issuing Bank, the aggregate amount, if any, of participations in respect of any outstanding L/C Disbursement with respect to any Letters of Credit issued by the Issuing Bank that shall not have been funded by the Lenders in accordance with Section 2.21(d).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.  Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York UCC.

“Unrestricted Subsidiary” shall mean (i) as of the Closing Date and for so long as the same has not been designated as a Restricted Subsidiary, the Initial Unrestricted Subsidiary; (ii) any Subsidiary that at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (iii) any subsidiary of an Unrestricted Subsidiary.  The Borrower may designate any Subsidiary (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Restricted Subsidiary (other than solely any subsidiary of the Subsidiary to be so designated); provided that (i) such designation complies with Section 6.05 and (ii) each of (A) the Subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary). The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (i) no Event of Default or Default shall have occurred and be continuing and (ii) either (A) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01 or (B) the Fixed Charge Coverage Ratio for the Borrower and the Restricted Subsidiaries would be greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the board of directors of the Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person shall mean a subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) are at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Administrative Agent, any Loan Party or their respective successors or assigns.

SECTION 1.02.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, (ii) any reference in this Agreement to the Junior Lien Intercreditor Agreement shall, unless the context requires otherwise, mean the Junior Lien Intercreditor Agreement entered into pursuant to Section 8.11 to the extent the same is then in effect and (iii) all terms of an accounting or financial nature shall be, to the extent applicable, construed in accordance with GAAP.

SECTION 1.03.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.04.  Effectuation of Transfers.  Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment; provided that (i) the aggregate principal amount of Loans made on the Closing Date shall not exceed $10,000,000 and (ii) the proceeds of such Loans made on the Closing Date shall be used solely to consummate the Refinancing. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Loans.

SECTION 2.02.  Loans.  (a)  Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)   Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than seven Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)   Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)   Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative

Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f)   If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.21(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Applicable Commitment Percentage thereof.  Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Applicable Commitment Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.21(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Lender shall not have made its Applicable Commitment Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03.  Borrowing Procedure.  In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the proposed Borrowing is to occur.  Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.  Evidence of Debt; Repayment of Loans.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date, together with accrued and unpaid interest of such amount to but excluding the date of payment thereof.  The Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the fifth Business Day after such Swingline Loan is made and the Maturity Date.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)   The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d)   The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)   Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.03) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05.  Fees.  (a)  The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.75% per annum on the daily unused amount of the Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Maturity Date or the date on which the Commitments of such Lender shall otherwise expire or be terminated, as applicable). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For purposes of calculating Commitment Fees only, no portion of the Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)   The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Engagement Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).  The Administrative Agent Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for its own account.  Once paid, the Administrative Agent Fees shall not be refundable under any circumstances.

(c)   The Borrower agrees to pay (i) to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Applicable Commitment Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the

Issuing Bank, with respect to each Letter of Credit, a fronting fee not in excess of 0.25% per annum on the outstanding face amount of the Letter of Credit issued, together with the standard issuance and administrative fees specified from time to time by the Issuing Bank (collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)   All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06.  Interest on Loans.  (a)  Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage.

(b)   Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage.

(c)   Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.  Default Interest.  If (a) the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise or (b) if any Event of Default under Article VII has occurred and is continuing then, in the case of clause (a) of this Section 2.07, until such defaulted amount shall have been paid in full or, in the case of clause (b) of this Section 2.07, from the date of occurrence of such Event of Default and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (i) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08.  Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09.  Termination and Reduction of Commitments.  (a)  The Commitments (including the Swingline Commitment) shall automatically terminate on the Maturity Date.  The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Commitments and (ii) the date 30 days prior to the Maturity Date.

(b)   Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $500,000 and in a minimum amount of $1,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c)   Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10.  Conversion and Continuation of Borrowings.  The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)  each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)  if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)  each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)  if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(v)  any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi)  any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii)  no Interest Period may be selected for any Eurodollar Borrowing that would end later than the Maturity Date; and

(viii)  upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11.  Optional Prepayment.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000.

(b)   Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable unless conditioned upon a refinancing, in which case it shall still be subject to Section 2.15, and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.15 but otherwise without premium or penalty.  All prepayments under this Section 2.11 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.12.  Mandatory Prepayments.  (a)  In the event of any termination of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Borrowings or Swingline Loans (or a combination thereof) and, after the Borrowings and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(b)   The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.15, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13.  Increased Costs.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets or liabilities of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered (except for Indemnified Taxes or Other Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank).

(b)   Capital Requirements.  If any Lender or the Issuing Bank reasonably determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered (except for Indemnified Taxes or Other Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank).

(c)   Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)   Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.14.  Change in Legality.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) of this Section 2.14.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)   For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.15.  Indemnity.  The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default by the Borrower in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include to the extent applicable an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.16.  Pro Rata Treatment.  Except as provided below in this Section 2.16 with respect to Swingline Loans and as required under Section  2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  For purposes of determining the available Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Commitments.  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its reasonable discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.17.  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation, but only to the extent that such consent does not increase the aggregate liability of the Borrower.

SECTION 2.18.  Payments; Administrative Agent’s Clawback.  (a)  The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.23(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.  Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(b)   Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (x) in the case of ABR Loans, 12:00 noon, New York City time, on the date of such Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)   Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal

Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.19.  Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower or any other Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including such deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall timely pay the full amount so deducted to the relevant Governmental Authority in accordance with applicable law. The Administrative Agent, Lender or Issuing Bank (as the case may be) will use reasonable efforts to notify the Borrower upon becoming aware of any circumstances as a result of which the Borrower or any other Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.

(b)   Payments of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) of this Section 2.19, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any reasonable expenses (including the fees, charges and disbursements of counsel, which fees, charges and disbursements of counsel shall be on the same terms and subject to the same limitations as provided in Section 9.04(b), provided that successful recovery of such fees, charges and disbursements of counsel pursuant to this Section 2.19(c) by the Administrative Agent, any Lender or the Issuing Bank shall preclude such Administrative Agent, Lender or the Issuing Bank, as the case may be, from receiving duplicative indemnification for these same fees, charges or disbursements of counsel under Section 9.04(b) of this Agreement) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than penalties, interest and expenses to the extent solely and directly attributable to the gross negligence or willful misconduct, as determined by a final and nonappealable judgment of a court of competent jurisdiction, of such Administrative Agent, Lender, or Issuing Bank.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)   Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   Status of Lenders.  Any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding tax (including withholding tax imposed by FATCA) under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender or the Issuing Bank, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or the Issuing Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in this Section 2.19, the completion, execution and submission of such documentation shall not be required if in the Lender’s or Issuing Bank’s judgment such completion, execution or submission would subject such Lender or the Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or the Issuing Bank; provided, however, that if any Lender or the Issuing Bank fails to comply with the documentation requirements of this Section 2.19(e), any Taxes or increase in Taxes resulting solely and directly from such failure shall be considered Excluded Taxes, but only to the extent that such resulting Taxes would not constitute Indemnified Taxes but for the operation of this sentence.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Lender or Issuing Bank shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender or Issuing Bank becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Lender or Issuing Bank is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-9,

(ii) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(iii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iv) duly completed copies of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(v) in the case of a payment made to a Lender or Issuing Bank under this Agreement or any Loan Document that would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or any successor provisions thereof), such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment,

(vi) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(vii) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Upon the reasonable request of the Borrower or the Administrative Agent, any Lender or the Issuing Bank shall update any form or certification previously delivered pursuant to this Section 2.19(e).  Each Lender and the Issuing Bank agrees that if any form or certification previously delivered by such Lender or the Issuing Bank pursuant to this Section 2.19(e) expires or becomes obsolete or inaccurate in any material respect, such Lender or the Issuing Bank shall, on or before the date on which such form or certification expires or becomes obsolete or inaccurate, update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of such Lender’s or the Issuing Bank’s legal inability to do so.

(f)   Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion and good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)   Cooperation.  If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.19, the relevant Lender, Administrative Agent or Issuing Bank, if reasonably requested by the Borrower in writing, will use reasonable efforts to cooperate with the Borrower at the Borrower’s expense in challenging such Indemnified Taxes or Other Taxes.  Nothing in this Section 2.19(g) shall relieve the Borrower of its obligation to promptly pay any additional amounts pursuant to this Section 2.19.

SECTION 2.20.  Mitigation Obligations; Replacement of Lenders.  (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.13, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.19, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)   Replacement of Lenders.  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.20(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.03), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.03;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.21.  Letters of Credit.  (a)  General. The Borrower may request the issuance of a standby Letter of Credit for its own account or for the account of any Restricted Subsidiary (in which case the Borrower and such Restricted Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect; provided that the Issuing Bank shall not be required to issue, extend or renew any Letter of Credit after the date that is 30 days prior to the Maturity Date. This Section 2.21 shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 2.21 or elsewhere in this Agreement, in the event that a Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by Cash Collateralizing each such Defaulting Lender’s Applicable Commitment Percentage of each Letter of Credit.

(b)   Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.21), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $5,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Commitment.

(c)   Expiration Date.  Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)   Participations.  By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit (or, in the case of the Existing Letters of Credit, effective upon the Closing Date). In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Commitment Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in paragraph (e) of this Section 2.21. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)   Reimbursement.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f)   Obligations Absolute.  The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) of this Section 2.21 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, any Lender, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.21, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  It is further understood and agreed that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

(g)   Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(h)   Interim Interest.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan.

(i)   Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders.  Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing

Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j)   Cash Collateralization.  If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof, Cash Collateralize the aggregate L/C Exposure as of such date in an amount not less than the Minimum Collateral Amount.  Such Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the Bank Obligations.  Such Cash Collateral shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Bank Obligations. If the Borrower is required to provide Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)   Additional Issuing Banks.  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

SECTION 2.22.  Defaulting Lender.  (a)  Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such

Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.24; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.24; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting

Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.24.

(C) With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) of this Section 2.22(a) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.24.

(b)   Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)   New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.23.  Swingline Loans.  (a)  Swingline Commitment.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time after the Closing Date and until the earlier of the Maturity Date and the termination of the Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $10,000,000 in the aggregate or (ii) the aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the aggregate Commitments.  Each Swingline Loan shall be in a principal amount that is an integral multiple of $250,000.  The Swingline Commitment may be terminated or reduced from time to time as provided herein.  Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.  Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lenders’ participation in such Swingline Loans, including by Cash Collateralizing such Defaulting Lender’s Applicable Commitment Percentage of the outstanding Swingline Loans.

(b)   Swingline Loans.  The Borrower shall notify the Administrative Agent and the Swingline Lender by fax, or by telephone (promptly confirmed by fax), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower to which the proceeds of the Swingline Loan should be transferred.  The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.

(c)   Prepayment.  The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Administrative Agent and the Swingline Lender no later than 12:00 noon, New York City time, on the date of prepayment at the Administrative Agent’s and Swingline Lender’s respective addresses for notices specified herein.

(d)   Interest.  Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

(e)   Participations.  The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  The Administrative Agent will, promptly upon receipt of such notice, give notice to each Lender, specifying in such notice such Lender’s Applicable Commitment Percentage of such Swingline Loan or Loans.  In furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Commitment Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other party liable for obligations of the Borrower) of any default in the payment thereof.

SECTION 2.24.  Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)   Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) of this Section 2.24.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided (other than applicable Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)   Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.24 or Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)   Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.24 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.22, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01.  Organization; Powers.  The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02.  Authorization.  The Transactions (a) have been duly authorized by all requisite corporate, limited liability company and, if required, stockholder or member action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Restricted Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by  the Borrower or any Restricted Subsidiary (other than any Lien created hereunder or under the Security Documents).

SECTION 3.03.  Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.04.  Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office and (b) such as have been made or obtained and are in full force and effect.

SECTION 3.05.  Financial Statements.  (a)  The Borrower has heretofore furnished to the Lenders the consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of each of CheckSmart Financial Company and California Check Cashing Stores, LLC as of and for the fiscal years ended December 31, 2008, 2009 and 2010, each audited by and accompanied by the unqualified opinion of McGladrey & Pullen, LLP, independent public accountants. Such financial statements present fairly the financial condition and results of operations and cash flows of CheckSmart Financial Company and California Check Cashing Stores, LLC and their respective consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of CheckSmart Financial Company and California Check Cashing Stores, LLC and their respective consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

(b)   The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income as of and for the 12-month period ending on December 31, 2010, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions set forth in the Senior Secured Notes Offering Circular (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable) are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.06.  No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2010.

SECTION 3.07.  Title to Properties; Possession Under Leases.  (a)  Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)   Each of the Borrower and the Restricted Subsidiaries has complied, in all material respects, with all obligations under all material leases to which it is a party and all such leases are in full force and effect.  Each of the Borrower and the Restricted

Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except to the extent not reasonably likely to result in a Material Adverse Effect.

SECTION 3.08.  Subsidiaries.  (a)  Schedule 3.08(a) sets forth as of the Closing Date a complete and accurate list of all Subsidiaries, the percentage ownership interest of the Borrower or any other Subsidiary therein and the jurisdiction of incorporation of each Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08(a) are fully paid and non-assessable and are owned by the Borrower or any Subsidiary, directly or indirectly, free and clear of all Liens, other than Liens expressly permitted by Section 6.02.

(b)   Schedule 3.08(b) sets forth as of the Closing Date a complete and accurate list of all Unrestricted Subsidiaries, the percentage ownership interest of the Borrower or any other Subsidiary therein and the jurisdiction of incorporation of each Unrestricted Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08(b) are fully paid and non-assessable and are owned by the Borrower or any Subsidiary, directly or indirectly, free and clear of all Liens.

SECTION 3.09.  Litigation; Compliance with Laws.  (a)  Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)   Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)   None of the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  Agreements.  (a)  None of the Borrower or any of the Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)   None of the Borrower or any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Federal Reserve Regulations.  (a)  None of the Borrower or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)   No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12.  Investment Company Act.  None of the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13.  Use of Proceeds.  The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement  to this Agreement.

SECTION 3.14.  Tax Returns.  Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all material Federal, state, local and foreign tax returns or reports required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15.  No Material Misstatements.  No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which, and as of the date, they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of CheckSmart Financial Company) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16.  Employee Benefit Plans.   Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17.  Environmental Matters.  (a)  Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any pending or threatened claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)   Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18.  Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19.  Security Documents.  (a)  The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Collateral Agreement) is delivered to the Collateral Agent, the Lien created under Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b)   Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), a Lien created under the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

SECTION 3.20.  Location of Real Property and Leased Premises.  (a)  Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b)   Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

SECTION 3.21.  Labor Matters.  As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been in all material respects paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

SECTION 3.22.  Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23.  Transaction Documents.  The Borrower has delivered to the Administrative Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither the Borrower nor any Loan Party or, to the knowledge of the Borrower or each Loan Party,  any other Person party thereto is in default as of the Closing Date in the performance or compliance with any material provisions thereof.  The Merger Agreement complies in all material respects with all applicable laws. All representations and warranties of the Borrower and each Loan Party set forth in the Merger Agreement were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

SECTION 3.24.  Sanctioned Persons.  None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01.  All Credit Events.  On the date of each Borrowing, including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)   The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.21(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.23(b).

(b)   The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)   At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d)  Immediately after giving effect to such Credit Event and the use of proceeds thereof, the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 6.09.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.01.

SECTION 4.02.  First Credit Event.  On the Closing Date:

(a)   The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Jones Day, counsel for the Borrower, substantially to the effect set forth in Exhibit E-1, and (ii) each local counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibit E-2, in each case (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(b)   All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent.

(c)   The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or members of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(d)   The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b), (c) and (d) of Section 4.01.

(e)   The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)   The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(g)   The Administrative Agent and the Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(h)   The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(i)   The business combination contemplated under the Merger Agreement shall have been, or substantially simultaneously with extension of Commitments on the Closing Date shall be, consummated in accordance with the terms of the Merger Agreement and applicable law, without giving effect to any amendment, modification or waiver of any material term or condition of the Merger Agreement not approved by the Required Lenders. The Administrative Agent shall have received copies of the Merger

Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and a correct copy thereof.

(j)   The Borrower shall have received the net proceeds from the issuance of the Senior Secured Notes. The terms and conditions of the Senior Secured Notes and the provisions of the Senior Secured Note Documents shall be satisfactory to the Lenders. The Administrative Agent shall have received copies of the Senior Secured Note Documents, certified by a Financial Officer as being complete and a correct copy thereof.

(k)   All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreements shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.  Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Restricted Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) the Senior Secured Notes and (c) Indebtedness set forth on Schedule 6.01.

(l)   The Lenders shall have received the financial statements and opinion referred to in Section 3.05, none of which shall demonstrate a material adverse change in the financial condition of the Borrower from (and shall not otherwise be materially inconsistent with) the financial statements or forecasts previously provided to the Lenders.

(m)   The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, from the chief financial officer of the Borrower certifying that the Borrower and the Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.

(n)   All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(o)   The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(p)   The Alabama Revolving Credit Agreement shall have been, or substantially simultaneously with extension of Commitments on the Closing Date shall be, amended in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have received copies of the Alabama Revolving Credit Agreement, certified by a Financial Officer as being complete and a correct copy thereof.

(q)   Each Lender that has requested at least two (2) Business Days prior to the Closing Date a promissory note pursuant to Section 2.04(e) shall have received such promissory note.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01.  Existence; Compliance with Laws; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.

(b)   Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02.  Insurance.  (a)  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)   Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of

Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or any other Loan Party under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c)   Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

SECTION 5.03.  Obligations and Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation, claim, Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.

SECTION 5.04.  Financial Statements, Reports, etc.  In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a)   within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by McGladrey & Pullen, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not include (i) an explanatory paragraph expressing doubt about the ability of the Borrower and its consolidated Subsidiaries to continue as a going concern or (ii) any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)   commencing with the fiscal quarter ended March 31, 2011, within 60 days of the end of such fiscal quarter and, thereafter, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments; provided, however, that with respect to the fiscal quarter ending March 31, 2011, the furnished consolidated balance sheets and related statements of income, stockholders’ equity and cash flows shall be those of Checksmart Financial Holdings Corp., shall be delivered together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with respect to the interim financial information contained therein, prepared on a basis substantially consistent with, and with the same level of detail as, the corresponding information included in the Senior Secured Notes Offering Circular or, at the option of the Borrower, the then applicable SEC requirements and shall be certified by a Financial Officer as provided herein;

(c)   concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section 5.04, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph  (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating the Leverage Ratio (whether or not compliance with the covenant contained in Section 6.09 is then required);

(d)   within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f)   promptly after the receipt thereof by the Borrower or any Subsidiary, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(g)   promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h)    promptly after the request by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(i)   promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.05.  Litigation and Other Notices.  Furnish to the Administrative Agent, the Issuing Bank and each Lender prompt written notice of the following:

(a)   any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)   the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000;

(d)   any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e)   any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower.

SECTION 5.06.  Information Regarding Collateral.  (a)  Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)   In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07.  Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.  (a)  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested (but no more than twice per fiscal year of the Borrower, unless an Event of Default has occurred and is continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.

(b)   In the case of the Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 5.08.  Use of Proceeds.  Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09.  Employee Benefits.  (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $1,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

SECTION 5.10.  Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of the Borrower or any Restricted Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings, and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11.  Preparation of Environmental Reports.  If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Restricted Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12.  Further Assurances.  (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent (upon instruction from the Administrative Agent) may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents.  The Borrower will cause any subsequently acquired or organized Restricted Subsidiary that is a Domestic Subsidiary, any Domestic Subsidiary that has ceased being an Unrestricted Subsidiary and any other Restricted Subsidiary, if such Restricted Subsidiary guarantees Indebtedness of any Loan Party, to become a Loan Party by executing the Guarantee Agreement in favor of the Administrative Agent and the Collateral Agreement and each other applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Secured Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Secured Obligations shall be secured by substantially all the assets of the Borrower and its Domestic Subsidiaries (other than any Unrestricted Subsidiaries) (including real and other properties acquired subsequent to the Closing Date)); provided, however, that no outstanding voting equity or other voting ownership interests of any Foreign Subsidiary or any Restricted DRE in excess of 65% of the voting power of all classes of equity or other ownership interests of such Foreign Subsidiary or Restricted DRE, in each case, that are entitled to vote shall be required to be pledged.  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.12.  The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of an ownership interest in any real property (or any interest in real property) having a value in excess of $1,000,000.

(b)   As soon as practicable but in any event within 60 days after the Closing Date, the Borrower shall take or cause its Subsidiaries to take the actions set forth on Schedule 5.12.

SECTION 5.13.  Alabama Excess Cash Flow Distribution.  So long as the Alabama Subsidiary remains a Subsidiary of the Borrower and the Alabama Revolving Credit Agreement remains outstanding, within 45 days of the end of each fiscal quarter, the Borrower shall cause the Alabama Subsidiary to declare and pay a dividend, other payment or distribution on account of its Equity Interests to the holders of such Equity Interests on a pro rata basis in an amount equal to the Alabama Excess Cash Flow for such fiscal quarter, and shall deliver to the Administrative Agent an Officer’s Certificate setting forth a reasonably detailed calculation of Alabama Excess Cash Flow for such fiscal quarter and confirming that such dividend or other payment or distribution has been made.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01.  Indebtedness and Issuance of Disqualified Stock and Preferred Stock.  (a)  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of the Subsidiary Guarantors may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and the Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b)   The foregoing limitations will not apply to:

(i) the incurrence of Indebtedness under this Agreement;

(ii) the incurrence of Indebtedness under the Alabama Revolving Credit Agreement by the Alabama Subsidiary, up to an aggregate principal amount outstanding at any one time not to exceed $7,000,000;

(iii) the incurrence by the Borrower and any Subsidiary Guarantor of Indebtedness represented by the Senior Secured Notes (including any guarantee thereof) (other than any Additional Notes (as defined in the Senior Secured Notes Indenture), but including any Exchange Notes (as defined in the Senior Secured Notes Indenture and guarantees thereof), up to an aggregate principal amount outstanding at any one time not to exceed $395,000,000;

(iv) Indebtedness of the Borrower and the Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clause (i), (ii) or (iii)) and set forth on Schedule 6.01;

(v) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any of the Restricted Subsidiaries to finance the purchase, lease, construction, installation or improvement of property (real or personal), equipment or other asset that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and Indebtedness, Disqualified Stock and Preferred Stock incurred or issued to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under this clause (v); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (v), when aggregated with the outstanding amount of Indebtedness, Disqualified Stock and Preferred Stock incurred or issued to refund, refinance, replace, renew, extend or defease Indebtedness, Disqualified Stock or Preferred Stock initially incurred or issued in reliance on this clause (v), does not exceed the greater of $10,000,000 and 2.0% of Total Assets;

(vi) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to bankers’ acceptances, bank guarantees, letters of credit, warehouse receipts or similar facilities entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, in each case (other than in the case of performance or surety bonds incurred to satisfy a regulatory requirement) incurred in the ordinary course of business; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vii) Indebtedness arising from agreements of the Borrower or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(viii) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Secured Obligations; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(ix) Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall be expressly subordinated in right of payment to the Guarantee of such Subsidiary Guarantor, as the case may be; provided further, that any subsequent transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(x) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of the Restricted Subsidiaries or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(xi) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 6.01, exchange rate risk or commodity pricing risk;

(xii) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, incurred in the ordinary course of business;

(xiii) (A) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or Designated Preferred Stock and sales of Equity

Interests to any Subsidiary of the Borrower) as determined in accordance with clause (3)(b) or (3)(c) of the first paragraph of Section 6.05 to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of Section 6.05 or to make Permitted Investments (other than Permitted Investments specified in clause (i), (ii) or (iii) of the definition thereof) and (B) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued pursuant to this clause (xiii)(B), does not exceed $35,000,000 (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (xiii)(B) shall cease to be deemed incurred or issued for purposes of this clause (xiii)(B) but shall be deemed incurred pursuant to Section 6.01(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this Section 6.01 without reliance on this clause (xiii)(B); provided that, in the case of any such Indebtedness that is secured by a Lien, the foregoing reclassification shall only be effective if and to the extent that the Borrower and the Restricted Subsidiaries would be able to incur (and as a result of such reclassification are deemed to have incurred) such Lien pursuant to clause (xix) or (xxxviii) of the definition of “Permitted Liens”);

(xiv) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness or the issuance by the Borrower or any Restricted Subsidiary of Disqualified Stock or Preferred Stock that serves to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this Section 6.01 or clause (iii), (iv) or (xiii)(A) above, or clause (xv) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, Disqualified Stock or Preferred Stock, including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees and accrued and unpaid interest in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity, of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, renewed, extended or defeased,

(B) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases (I) Indebtedness subordinated or pari passu (without giving effect to security interests) to the Secured Obligations, such Refinancing Indebtedness is subordinated or pari passu (without giving effect to security interests) to the same extent as the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased or (II) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include (I)Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor or the Borrower that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower; (II) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor or the Borrower that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or (I) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xv) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into, amalgamated with or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving pro forma effect to such acquisition, amalgamation, merger or consolidation, either

(A) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 6.01, or

(B) the Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries is greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition, amalgamation, merger or consolidation;

(xvi) cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, endorsements of instruments for deposit, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business;

(xvii) [Intentionally Omitted];

(xviii) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such guaranteed Indebtedness is permitted under the terms of this Agreement and the Senior Secured Notes Indenture;

(xix) Indebtedness of Foreign Subsidiaries of the Borrower not to exceed at any one time outstanding, and together with any other Indebtedness incurred under this clause (xix), the greater of $35,000,000 and 7.0% of Total Assets;

(xx) Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (I) the financing of insurance premiums or (II) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(xxi) Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(xxii) Indebtedness consisting of Indebtedness issued by the Borrower or any of the Restricted Subsidiaries to future, current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity to the extent described in clause (4) of the second paragraph of Section 6.05; and

(xxiii) any obligation, or guaranty of any obligation, of the Borrower or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Borrower or a Restricted Subsidiary incurred in the ordinary course of business as part of a Similar Business for all or any portion of the amounts payable by such customers to the Person extending such credit.

Notwithstanding the foregoing, Restricted Subsidiaries that are not Subsidiary Guarantors shall not be permitted to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (v), (xiii)(B) or (xix) above if, after giving effect to such incurrence or issuance, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors outstanding pursuant to such clauses, together with the aggregate liquidation preference of Disqualified Stock and Preferred Stock issued by Restricted Subsidiaries that are not Subsidiary Guarantors outstanding pursuant to such clauses, would exceed the greater of $55,000,000 and 11.0% of Total Assets.

(c)   For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxii) of the preceding paragraph or is entitled to be incurred pursuant to the first paragraph of this Section 6.01, the Borrower, in its sole discretion, will classify, and may later reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 6.01; provided that (x) all Indebtedness outstanding under this Agreement will be treated as incurred under clause (i) of the preceding paragraph, (y) all Indebtedness outstanding under the Alabama Revolving Credit Agreement will be treated as incurred under clause (ii) of the preceding paragraph and (z) the Borrower shall not be permitted to reclassify all or any portion of any Indebtedness incurred pursuant to such clause (i) or (ii); and

(ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) and 6.01(b).

(d)   Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e)   For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued interest, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(f)   The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g)   The Borrower will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Secured Obligations or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Subsidiary Guarantor, as the case may be.

(h)   For the purposes of this Section 6.01, (i) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (ii) Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 6.02.  Liens. (a)  The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except for:

(i) in the case of Subject Liens on any Collateral, any Subject Lien, if such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Secured Obligations; or

(ii) in the case of Subject Liens on any other asset or property, any Subject Lien, if the Secured Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien.

(b)   Any Lien created for the benefit of the Lenders pursuant to clause (ii) of Section 6.02(a) may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Bank Obligations (which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Collateral Agent may otherwise have on the proceeds from such sale).

(c)   Any reference to a “Permitted Lien” is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien in favor of the Collateral Agent in respect of the Collateral.

SECTION 6.03.  Asset Sales.  (a)  The Borrower will not, and will not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(1) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) to the extent that any consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale (including, for avoidance of doubt, any Designated Non-cash Consideration and any assets received in a Permitted Asset Swap) consists of assets of the type that would constitute Collateral, such assets, including the assets of any Person that becomes a Subsidiary Guarantor as a result of such transaction, are as soon as reasonably practicable (and in any event within 90 days) after their acquisition added to the Collateral.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(i) to prepay Loans and correspondingly reduce any outstanding Commitments in accordance with Sections 2.11 and 2.09; provided that reductions in Commitments pursuant to this clause (i) shall not be required to the extent that such reductions would cause the Total Commitment to be less than $25,000,000 ;

(ii) to make one or more Asset Sale Offers in accordance with the terms of the Senior Secured Notes Indenture;

(iii) to make (A) one or more Investments in any business or businesses, provided that any such Investment is in the form of the acquisition of Capital Stock that results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other assets that are, in the case of each of (A), (B) and (C), used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale (any businesses, properties or assets acquired pursuant to clause (A), (B) or (C) together, the “Additional Assets”); provided that, without limitation of Section 5.12, any such Additional Assets acquired with Net Proceeds from an Asset Sale of Collateral are as soon as reasonably practicable (and in any event, within 90 days) after their acquisition added to the Collateral; or

(iv) to the extent such Net Proceeds are not from Asset Sales of Collateral, to permanently reduce Indebtedness of a Restricted Subsidiary that is not the Borrower or a Subsidiary Guarantor, other than Indebtedness owed to the Borrower, a Subsidiary Guarantor or a Restricted Subsidiary;

provided that, in the case of clause (iii) above, a binding commitment to acquire Additional Assets shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Borrower or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds unless the Net Proceeds are otherwise applied pursuant to any or all of clauses (i) through (iv) above, including, subject to the proviso below, the entry into a new Acceptable Commitment, prior to the later of (x) the date that is six months following the date of such cancellation or termination or (y) the expiration of the Application Period; provided, further that the Borrower or such Restricted Subsidiary may only enter into a new Acceptable Commitment under the foregoing provision one time with respect to each Asset Sale.

Any Net Proceeds from the Asset Sales covered by this clause (a) that are not invested or applied as provided and within the time period set forth in the preceding paragraph, less the amount of cash applied by the Borrower during the six months preceding the date of receipt of such Net Proceeds to redeem the Senior Secured Notes pursuant to the Senior Secured Indenture (other than any such cash applied in respect of accrued and unpaid interest), will be deemed to constitute “Excess Proceeds”; provided that, in the event there have been multiple Asset Sales, cash applied with respect to any particular redemption pursuant to such paragraph shall only be deducted from the calculation of Excess Proceeds one time.

(b)   Pending the final application of any Net Proceeds pursuant to this Section 6.03, the holder of such Net Proceeds may apply such Net Proceeds to prepay Loans in accordance with Section 2.09 or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

(c)   For purposes of this Section 6.03, the following are deemed to be cash or Cash Equivalents:

(i) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing;

(ii) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(iii) any Designated Non-cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $15,000,000 and 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

SECTION 6.04.  Merger, Consolidation or Sale of All or Substantially All Assets.  (a)  The Borrower shall not consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Borrower is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to joinders or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the Section 6.01(a), or (B) the Fixed Charge Coverage Ratio for the Borrower (or the Successor Company, as applicable) and the Restricted Subsidiaries on a consolidated basis would be greater than the Fixed Charge Coverage Ratio for the Borrower and the Restricted Subsidiaries on a consolidated basis immediately prior to such transaction;

(v) [Intentionally Omitted];

(vi) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate, stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Agreement;

(vii) to the extent any assets of the Person that is merged, amalgamated or consolidated with or into the Successor Company are assets of the type that would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required by this Agreement or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by this Agreement and the Security Documents; and

(viii) the Collateral owned by or transferred to the Successor Company shall: (A) continue to constitute Collateral under the Loan Documents, (B) be subject to the Lien in favor of the Collateral Agent for the benefit of the Bank Secured Parties and (C) not be subject to any Lien other than Permitted Liens and other Liens permitted under Section 6.02.

The Successor Company will succeed to, and be substituted for the Borrower under the Loan Documents.  Notwithstanding the foregoing clauses (iii) and (iv), (A) any Restricted Subsidiary may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Borrower or any Restricted Subsidiary; and (B) the Borrower may consolidate, amalgamate or merge with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in another state in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby.

(b)   No Subsidiary Guarantor will, and the Borrower will not permit any such Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under (I) the laws of the jurisdiction of organization of such Subsidiary Guarantor or (II) the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”); (B) the Successor Subsidiary Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Agreement and such Subsidiary Guarantor’s related Guarantee and the Security Documents pursuant to documents or instruments in form reasonably satisfactory to the Administrative Agent; (C) immediately after such transaction, no Default exists; (D) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate, stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Agreement; (E) to the extent any assets of the Person that is merged, amalgamated or consolidated with or into the Successor Subsidiary Guarantor are assets of the type that would constitute Collateral under the Security Documents, the Successor Subsidiary Guarantor will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required by the Loan Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Loan Documents; and (F) the Collateral owned by or transferred to the Successor Subsidiary Guarantor shall: (I) continue to constitute Collateral under the Loan Documents, (II) be subject to the Lien in favor of the Collateral Agent for the benefit of the Bank Secured Parties and (III) not be subject to any Lien other than Permitted Liens and other Liens permitted under Section 6.02; or

(ii) the transaction is made in compliance with Section 6.03.

(c)   Subject to the provisions of this Agreement, the Successor Subsidiary Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the Loan Documents.  Notwithstanding the foregoing, any such Subsidiary Guarantor may (i) merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Borrower or (ii) merge with an Affiliate of the Borrower solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby.

SECTION 6.05.  Restricted Payments.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of the Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, consolidation or amalgamation, other than:

(a)   dividends, payments or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or

(b)   dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Borrower, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent Entity, including in connection with any merger, consolidation or amalgamation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value or give any irrevocable notice of redemption with respect to, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor, other than:

(a)   Indebtedness permitted to be incurred under clause (viii) or (ix) of Section 6.01(b);

(b)   the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(c)   the giving of an irrevocable notice of redemption with respect to transactions described in clause (2) or (3) of the second paragraph of this Section 6.05; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) (other than any exception thereto) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness under Section 6.01(a) and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments made pursuant to clause (1), (4), (8) or (11) of the next succeeding paragraph, but excluding all other Restricted Payments made pursuant to the next succeeding paragraph), is less than the sum of (without duplication):

(a)   50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing prior to the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)   100% of the aggregate cash proceeds and the fair market value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than cash proceeds to the extent such cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 6.01(xiii)(A) or have been used to make Restricted Payments pursuant to clause (2) of the second paragraph of this Section 6.05) from the issue or sale of: (i)(A) Equity Interests of the Borrower, excluding cash proceeds and the marketable securities or other property received from the sale of: (x) Equity Interests to any future, current or former employee, director or consultant of the Borrower, any Parent Entity or any of the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and (y)Designated Preferred Stock; and (B) Equity Interests of Parent Entities, to the extent such cash proceeds are actually contributed to the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of Parent Entities or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or (ii)debt securities of the Borrower that have been subsequently converted into or exchanged for Equity Interests of the Borrower; provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)   100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than cash proceeds, marketable securities or other property to the extent such cash proceeds, marketable securities or other property (i) have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 6.01(b)(xiii)(A), (ii) have been used to make Restricted Payments pursuant clause (2) of the second paragraph of this Section 6.05, (iii) are contributed by a Restricted Subsidiary or (iv) constitute Excluded Contributions); plus

(d)   100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, that constitute Restricted Investments made by the Borrower or the Restricted Subsidiaries, in each case, after the Closing Date;

(ii) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary after the Closing Date (other than to the extent any Investments made in such Unrestricted Subsidiary constituted Permitted Investments); or

(iii) a distribution or a dividend from an Unrestricted Subsidiary after the Closing Date (only to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income); plus

(e)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (other than to the extent any Investments made in such Unrestricted Subsidiary constituted Permitted Investments), the fair market value, as determined by the board of directors of the Borrower in good faith, of the Investment in such Unrestricted Subsidiary (if such fair market value exceeds $35,000,000, the fair market value thereof shall be as determined (and confirmed in writing) by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests or Subordinated Indebtedness of the Borrower in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Restricted Subsidiary)

of, Equity Interests of the Borrower or contributions to the equity capital of the Borrower (other than Excluded Contributions) (in each case, other than any Disqualified Stock or, except in the case of a redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness, Preferred Stock); provided that the amount of any such proceeds that are utilized for any such Restricted Payment are excluded from clause 3(b) of the preceding paragraph;

(3) the redemption, defeasance, repurchase or other acquisition or retirement of (i) Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made in exchange for, or out of the proceeds of a sale made within 45 days of, new Indebtedness of the Borrower or a Subsidiary Guarantor, as the case may be, or (ii) Disqualified Stock of the Borrower or a Subsidiary Guarantor made in exchange for, or out of the proceeds of a sale made within 45 days of, Disqualified Stock of the Borrower or a Subsidiary Guarantor, that, in each case, is incurred in compliance with Section 6.01, so long as:

(a)   the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness, or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b)   such new Indebtedness is subordinated to the Indebtedness hereunder at least to the same extent as such Subordinated Indebtedness so purchased, defeased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)   such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so purchased, defeased, redeemed, repurchased, exchanged, acquired or retired; and

(d)   such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so purchased, defeased, redeemed, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity held by any future, present or former employee, director or consultant of the Borrower or any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $7,500,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $15,000,000 in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)   the cash proceeds from the sale of Equity Interests (other than Disqualified Stock and Preferred Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case to any future, present or former employees, directors or consultants of the Borrower; any of its Subsidiaries or any Parent Entity, that occurs after the Closing Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement for value will not increase the amount available for Restricted Payments under clause (3) of the immediately preceding paragraph; plus

(b)   the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Closing Date; less

(c)   the amount of any Restricted Payments previously made with the cash proceeds described in clause (a) or (b) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of the Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary, in each case issued in accordance with Section 6.01; provided that all such dividends are included in the calculation of “Fixed Charges”;

(6) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued by the Borrower or any of the Restricted Subsidiaries after the Closing Date and the declaration and payment of dividends to a Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of such Parent Entity issued after the Closing Date; provided that (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of related dividends) on a pro forma basis, the Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and the Restricted Subsidiaries would have been at least 2.00 to 1.00 and (y) the amount of dividends paid pursuant to this clause (6) shall not exceed the aggregate amount of cash actually received by the Borrower or the Restricted Subsidiaries from the sale of such Designated Preferred Stock; and provided further that all such dividends are included in the calculation of “Fixed Charges”;

(7) payments made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the declaration and payment of dividends on the Borrower’s common equity (or the payment of dividends to any Parent Entity to fund a payment of dividends on such Parent Entity’s common equity), following consummation of the first public offering of the Borrower’s common equity or the common equity of such Parent Entity after the Closing Date, of up to 6% per annum on the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common equity registered on Form S-8 and other than any public sale, the proceeds of which constitute an Excluded Contribution;

(9) Restricted Payments in an amount equal to the unused amount of Excluded Contributions previously received;

(10) [Intentionally Omitted];

(11) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with provisions similar to those described in Sections 4.10 and 4.14 of the Senior Secured Notes Indenture;

(12) the declaration and payment of dividends by the Borrower to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity to pay, in each case without duplication,

(a)   franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)   foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from the Borrower’s Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any calendar year does not exceed the amount that the Borrower and its Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such calendar year were the Borrower, the Restricted Subsidiaries and the Borrower’s Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;

(c)   (i) customary salary, bonus and other benefits payable to officers, employees and directors of any Parent Entity and (ii) general corporate operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any Parent Entity, in each case, to the extent such salary, bonus, other benefits, costs and expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s proportionate share of such amounts relating to such Parent Entity being a public company;

(d)   fees and expenses (other than to Affiliates of the Borrower) related to any unsuccessful equity or debt offering of such Parent Entity;

(e)   cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any Parent Entity; and

(f)   amounts that would be permitted to be paid by the Borrower under clause (iii), (iv), (v), (viii) or (xi) of Section 6.06; provided that the amount of any dividend or distribution under this clause (12)(f) to permit any such payment shall reduce Consolidated Net Income of the Borrower to the extent, if any, that such payment would have reduced Consolidated Net Income of the Borrower if such payment had been made directly by the Borrower and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (12)(f) and such payment would have been added back to (or, would have been deducted from) EBITDA if such payment had been made directly by the Borrower, in each case, in the period such payment is made;

(13) the repurchase, redemption, or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted under this Agreement;

(14) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(15) Restricted Payments by the Borrower to any Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 6.05 if made by the Borrower; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (i) all property acquired (whether Equity Interests or other assets) to be contributed to the capital of the Borrower or one of the Restricted Subsidiaries (and which contribution is not an Excluded Contribution) or (ii) the merger or amalgamation of the Person formed or acquired into the Borrower or one of the Restricted Subsidiaries (to the extent not prohibited by Section 6.04) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement, (D) any property received by the Borrower shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph or any other provision of this paragraph and (E) such Investment shall have been permitted by and shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 6.05 or pursuant to the definition of “Permitted Investments” pursuant to which the Borrower would have been entitled to have made such Investment if made by the Borrower; and

(16) the Special Dividend and the Special Options Distribution;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this Section 6.05, in the event that a payment or other action meets the criteria of more than one of the exceptions described in clauses (1) through (16) above, or is permitted to be made pursuant to the first paragraph of this Section 6.05 (including by virtue of qualifying as a Permitted Investment), the Borrower will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this Section 6.05.  Payments or other actions permitted by this Section 6.05 need not be permitted solely by reference to one provision permitting such payment or other action but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.05 permitting such payment or other action (including pursuant to any section of the definition of “Permitted Investment”).

As of the Closing Date, all of the Borrower’s Subsidiaries, other than the Initial Unrestricted Subsidiary, will be Restricted Subsidiaries.  The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary”.  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments”.  Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this Section 6.05 or under clause (9) of the second paragraph of this Section 6.05, or pursuant to the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

SECTION 6.06.  Transactions with Affiliates.  (a)  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5,000,000 unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15,000,000, a resolution adopted by the majority of the board of directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)   The foregoing provisions will not apply to the following:

(i) transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction, so long as such transaction is otherwise consummated in compliance with this Agreement;

(ii) Restricted Payments permitted by Section 6.05 and Permitted Investments permitted by clause (viii) or (xiii) of the definition of “Permitted Investments”;

(iii) the payment of management, consulting, monitoring and advisory fees and related expenses (including indemnification and other similar agreements) to the Investors pursuant to the Investor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) accrued in any prior year) and the termination fees pursuant to the Investor Management Agreement, in each case, in amounts not in excess of those contemplated by the Investor Management Agreement as in effect on the Closing Date or as the same may be amended after the Closing Date, so long as any amendments thereto, when taken as a whole, are not disadvantageous in any material respect to the Lenders;

(iv) the payment of indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors approved by, or pursuant to arrangements approved by, the board of directors of the Borrower in good faith;

(v) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former officers, directors, employees or consultants of the Borrower, any of the Restricted Subsidiaries or any Parent Entity;

(vi) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vii) any agreement or arrangement as in effect as of the Closing Date, as the same may be amended after the Closing Date, so long as any such amendments, when taken as a whole, are not disadvantageous in any material respect to the Lenders;

(viii) the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent thereof (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto or any similar agreement that it may enter into thereafter; provided, however, that any such amendment and any similar agreement shall not contain terms that, when taken as a whole, are disadvantageous in any material respect to the Lenders;

(ix) transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement and that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower to any Parent Entity or to any Permitted Holder or to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Borrower, any of the Borrower’s Subsidiaries or any Parent Entity and the granting and performing of reasonable and customary registration rights with respect to such Equity Interests;

(xi) payments by the Borrower or any of the Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures; provided that such payments are approved by the board of directors of the Borrower in good faith;

(xii) payments or loans (or cancellation of loans) to employees, directors or consultants of the Borrower, any of the Restricted Subsidiaries or any Parent Entity and employment agreements, stock option plans and other similar arrangements with such employees, directors or consultants that, in each case, that are approved by the board of directors of the Borrower in good faith;

(xiii) investments by the Investors in securities of the Borrower or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Investors in connection therewith) so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment by the Investors, in the aggregate, constitutes less than 5% of the proposed issue amount of such class of securities;

(xiv) payments to any future, current or former employee, director, officer or consultant of the Borrower, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers or consultants that are, in each case, approved by the board of directors of the Borrower in good faith;

(xv) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns any Equity Interest in, or controls, such Person; provided that, no Affiliate of the Borrower, other than the Borrower or a Restricted Subsidiary, shall have a beneficial interest or otherwise participate in such Person other than through such Affiliate’s ownership of the Borrower;

(xvi) payments by the Borrower and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any Parent Entity) and its Subsidiaries; provided that in each case the amount of such payments in any calendar year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Borrower’s Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such calendar year were the Borrower, the Restricted Subsidiaries and the Borrower’s Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity; and

(xvii) intellectual property licenses entered into in the ordinary course of business.

SECTION 6.07.  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.  (a)  The Borrower will not, and will not permit any of the Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to the Borrower or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any of the Restricted Subsidiaries;

(ii) make loans or advances to the Borrower or any of the Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any of the Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(A) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the Alabama Revolving Credit Agreement, this Agreement and the related documentation and related Hedging Obligations;

(B) the Senior Secured Notes Indenture;

(C) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature described in clause (iii) above, in each case, only with respect to the property so acquired;

(D) applicable law or any applicable rule, regulation or order;

(E) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof); provided that such encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(F) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, pending the sale of such assets;

(G) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.01 and 6.02 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(H) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(I) customary provisions in joint venture agreements or arrangements and other similar agreements relating solely to such joint venture;

(J) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business to the extent such obligations impose restrictions of the nature described in clause (iii) above on the property subject to such lease, sub-lease, license, sub-license or other similar agreement;

(K) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of the Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(L) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(M) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries that are not Guarantors that is permitted to be incurred subsequent to the Closing Date pursuant to Section 6.01;

(N) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Closing Date pursuant to Section 6.01; provided that, in the good faith judgment of the Borrower, the encumbrances and restrictions contained therein will not materially impair the Borrower’s ability to make payments hereunder or under the Senior Secured Notes when due; and

(O) any encumbrances or restrictions of the type referred to in clause (i), (ii) or (iii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in any of clauses (A) through (N) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (I) are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing, and (II) in the case of the Alabama Revolving Credit Agreement, do not affect the ability of the Alabama Subsidiary to comply with Section 6.11.

SECTION 6.08.  Business of the Borrower and the Restricted Subsidiaries.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

SECTION 6.09.  Maximum Leverage Ratio.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, as long as any Loan is outstanding as of the last day of any fiscal quarter, permit the Leverage Ratio as of the last day of such fiscal quarter to be greater than 5.00 to 1.00.

SECTION 6.10.  Fiscal Year.  The Borrower will not change its fiscal year-end to a date other than December 31.

SECTION 6.11.  Designated Priority Obligations.  The Borrower will not designate any Revolving Credit Facility Obligations as Designated Priority Obligations under the Collateral Agreement without the prior written consent of the Required Lenders.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a)   any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)   default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)   default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) of this Article VII) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)   default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

(e)   default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)   (i)  the Borrower or any Restricted Subsidiary shall fail to pay any principal, interest or other amount due in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that results in the termination or permits any counterparty to terminate any Hedging Obligation the obligations under which constitute Material Indebtedness; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Restricted Subsidiary, or of a substantial part of the property or assets of the Borrower, or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)   the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)   one or more judgments shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $25,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j)   an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $3,000,000;

(k)   any Guarantee under the Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l)   any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates delivered to the Collateral Agent representing securities pledged under the Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(m)   there shall have occurred a Change of Control; or

(n)    so long as any Senior Secured Notes are outstanding, the intercreditor provisions of the Collateral Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same results directly from the action or inaction of the Administrative Agent;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the

Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

Agency

SECTION 8.01.  Appointment and Authority.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints Credit Suisse AG to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02.  Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03.  Exculpatory Provisions.  (a)  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)   The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.07), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Bank.

(c)   The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the arranging of the Credit Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06.  Resignation of Administrative Agent.  (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York or Cincinnati, Ohio, or an Affiliate of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above.

Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  If no successor Administrative Agent has been appointed, the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent.

(b)   If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)   With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 8.07.  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the

Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08.  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, neither the Bookrunner nor the Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

SECTION 8.09.  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.05 and 9.04) allowed in such judicial proceeding; and

(b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.04.

SECTION 8.10.  Collateral and Guarantee Matters.  (a)  The Bank Secured Parties irrevocably authorize and direct the Administrative Agent (i) to execute and deliver the Collateral Agreement and to exercise and enforce its rights and remedies and perform its obligations thereunder and (ii) to release any Subsidiary Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 8.10(a).

No Bank Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Bank Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent (or any sub-agent thereof) on behalf of the Bank Secured Parties in accordance with the terms thereof

(b)   The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.11.  Collateral Agreement.  Each Lender agrees that it will be bound by, and shall take no actions contrary to (and shall take all actions required by), the provisions of the Collateral Agreement, the Alabama Intercreditor Agreement and the Junior Lien Intercreditor Agreement and authorizes (i) the Administrative Agent to enter into the Collateral Agreement on its behalf and (ii) the Collateral Agent to enter into the Collateral Agreement, the Alabama Intercreditor Agreement and, if the Borrower incurs any obligations in respect of Junior Lien Indebtedness, the Junior Lien Intercreditor Agreement on its behalf and to act on its behalf to the extent set forth in the Collateral Agreement.  The Lenders acknowledge that the Collateral Agreement provides for the allocation of proceeds of Collateral among the Secured Parties as set forth therein and contains limits on the ability of the Administrative Agent and the Lenders to take remedial actions with respect to the Collateral.  The Lenders acknowledge that the Secured Obligations are secured by the Collateral on a pari passu basis to the extent set forth in the Collateral Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices; Effectiveness; Electronic Communication.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) of this Section 9.01), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower or to any other Loan Party, to it at 7001 Post Road, Suite 200, Dublin, Ohio 43016, Attention of General Counsel, Fax No.: (614) 760-4057;

(ii) if to the Administrative Agent or the Issuing Bank, to Credit Suisse AG, Eleven Madison Avenue, New York, New York 10010, Attention of Agency Group, Fax No.: (212) 325-8304, Email: agency.loanops@credit-suisse.com;

(iii) if to the Swingline Lender, to Fifth Third Bank, 5050 Kingsley Drive, MD 1MOC2B, Cincinnati, Ohio 45227, Fax No.: (513) 358-3479, with a copy to Fifth Third Bank, 21 East State Street, MD 468371, Columbus, Ohio 43215, Attention of Jonathan A. Deshler, Fax No.: (614) 744-7688;

(iv) if to the Collateral Agent, to U.S. Bank National Association, 1350 Euclid Avenue, CN OH RN 11, Cleveland, Ohio 44115, Attention of Corporate Trust Services, Fax No.: (216) 623-9202; and

(v) if to a Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section 9.01, shall be effective as provided in said paragraph (b).

(b)   Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)   Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)   Platform.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar and industry recognized electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 9.01, including through the Platform.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the e-mail address referred to in this paragraph below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause the Subsidiaries to, provide the Communications to the Administrative Agent in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an e-mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner otherwise specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” and shall post the same only on such portion. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19 (subject to the requirements of Section 2.19) and 9.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

SECTION 9.03.  Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.03, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.03, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 9.03 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.03 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.03 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section 9.03, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default of the type described in paragraph (b), (c), (g) or (h) of Article VII has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.03 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default of the type described in paragraph (b), (c), (g) or (h) of Article VII has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption,

together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by applicable law or reasonably requested by the Administrative Agent to support such assignee’s position that no withholding is required in respect o amount received hereunder.

(v) No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.03, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 (subject to the requirements of Section 2.19) and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.03.

(c)   Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.03(c).

(d)   Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.18(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver decreasing any fees payable to such Participant hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such Participant has an interest, increasing or extending the Commitments in which such Participant has an interest or releasing any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.04) or all or substantially all of the Collateral.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13(a) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.03; provided that such Participant agrees to be subject to the provisions of Sections 2.13(b) and 2.13(c) as if it were an assignee under paragraph (b) of this Section 9.03.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)   Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.13 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(e) as though it were a Lender.

(f)   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)   Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.03, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.13.

(h)   Notwithstanding anything to the contrary contained herein, and in accordance with 9.03(a), any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower or any other Loan Party under this Agreement, and no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.03, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i)   The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(j)   In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the Issuing Bank or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then the Issuing Bank and the Swingline Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) of this Section 9.03), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) of this Section 9.03) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank, the Swingline Lender or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.04.  Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, its Affiliates, the Collateral Agent and the Swingline Lender (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and its Affiliates, one primary counsel to the Collateral Agent, one primary counsel to the Swingline Lender, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), in connection with the arranging of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank (including the reasonable fees, charges and disbursements of one primary counsel to the Issuing Bank, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict) in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent, the Lenders and the Issuing Bank, one primary counsel to the Collateral Agent, one primary counsel to the Swingline Lender, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04(a), or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)   Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one primary counsel to the Indemnitees, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are Taxes and reasonable expenses for which the Borrower or any Loan Party has indemnified an Indemnitee pursuant to Section 2.19(c).

(c)   Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Bank or Swingline Lender solely in its capacity as such, the Lenders shall be required to pay such unpaid amounts severally among them based on such Lenders’ Applicable Commitment

Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent, the Issuing Bank or the Swingline Lender in connection with such capacity.

(d)   Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) of this Section 9.04 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)   Payments.  All amounts due under this Section 9.04 shall be payable promptly after demand therefor.

(f)   Survival.  Each party’s obligations under this Section 9.04 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 9.05.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and

(y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.06.  Governing Law; Jurisdiction; Etc.  (a)  Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (without regard to principles of conflict of laws).

(b)   Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)   Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.06.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.07.  Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.07, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)   Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, the provisions of Section 9.03(i) or the provisions of this Section 9.07 or release any Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.03(h) without the written consent of such SPC, (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof), (vi) if any Lender shall hold 50% or more of the aggregate Total Credit Exposures of all Lenders, amend or modify Section 6.09 without the prior written consent of such Lender and one additional Lender or (vii) if any Lender shall hold 50% or more of the aggregate Total Credit Exposures of all Lenders, amend or modify Section 4.02 of the Collateral Agreement without the prior written consent of such Lender and one additional Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other

Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender.

(c)   The Administrative Agent and the Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been delivered to the Lenders or otherwise posted for their attention on the Platform, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

SECTION 9.08.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.09.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

SECTION 9.10.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.11.  Counterparts; Integration; Effectiveness; Electronic Execution.  (a)  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and the Engagement Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)   Electronic Execution of Assignments.  The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.12.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.13.  Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.13, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.13, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 9.13, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.15.  Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.  The provisions of this Section

9.15 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.16.  Application of Proceeds.  Upon receipt from the Collateral Agent of the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, following the exercise of remedies provided for in Article VII (or after the Loans have automatically become due and payable as set forth in Article VII), the Administrative Agent shall apply such proceeds as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement or any other Loan Document, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Swingline Lender and the Issuing Bank pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution); and

THIRD, to the payment in full of all other Bank Obligations (the amounts so applied to be distributed among the Bank Secured Parties pro rata in accordance with the amounts of the Bank Obligations owed to them on the date of any such distribution).

The Administrative Agent shall apply any such proceeds, moneys or balances in accordance with this Agreement promptly after receipt thereof.

SECTION 9.17.  Third Party Beneficiary.  The Collateral Agent shall be a third-party beneficiary to Section 9.04 and shall have the right to enforce such Section 9.04 directly to the extent the Collateral Agent may deem such enforcement necessary or advisable to protect the Collateral Agent’s rights.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMMUNITY CHOICE FINANCIAL INC.,

by
/s/ Michael Durbin
	Name:	Michael Durbin
	Title:	Senior Vice President, Chief
Financial Officer and Treasurer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually as a Lender and as Administrative Agent and Issuing Bank,

by
/s/ Doreen Barr
	Name:	Doreen Barr
	Title:	Director

by
/s/ Sanja Gazahi
	Name:	Sanja Gazahi
	Title:	Associate

FIFTH THIRD BANK, individually as a Lender and as Swingline Lender,

by
/s/ Jonathan A. Deshler
	Name:	Jonathan A. Deshler
	Title:	Vice President

JEFFERIES FINANCE LLC, individually as a Lender,

by
/s/ J. Paul McDonnell
	Name:	J. Paul McDonnell
	Title:	Managing Director

THE BANK OF KENTUCKY, INC., individually as a Lender,

by
/s/ Aric A. Hassel
	Name:	Aric A. Hassel
	Title:	Vice President